SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. __)*

Lyft, Inc.

(Name of Issuer)

Class A Common Stock

(Title of Class of Securities)

55087P104

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 18 Pages

Exhibit Index Contained on Page 17

CUSIP NO. 55087P104	13 G	Page 2 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III, L.P. (“AH III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
5,505,784 shares, except that AH Equity Partners III, L.L.C. (“AH Equity III”), the general partner of AH III, may be deemed to have sole power to vote these shares, and Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”), the managing members of AH Equity III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
5,505,784 shares, except that AH Equity III, the general partner of AH III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	5,505,784**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.87%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 3 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-A, L.P. (“AH III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
44,762 shares, except that AH Equity III, the general partner of AH III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
44,762 shares, except that AH Equity III, the general partner of AH III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	44,762**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.02%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 4 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-B, L.P. (“AH III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**
63,955 shares, except that AH Equity III, the general partner of AH III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
63,955 shares, except that AH Equity III, the general partner of AH III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	63,955**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.02%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 5 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andreessen Horowitz Fund III-Q, L.P. (“AH III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**

425,509 shares, except that AH Equity III, the general partner of AH III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**

425,509 shares, except that AH Equity III, the general partner of AH III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	425,509**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.14%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 6 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners III, L.L.C. (“AH Equity III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**

6,040,010 shares, of which 5,505,784 are directly owned by AH III, 44,762 are directly owned by AH III-A, 63,955 are directly owned by AH III-B and 425,509 are directly owned by AH III-Q. AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**
6,040,010 shares, of which 5,505,784 are directly owned by AH III, 44,762 are directly owned by AH III-A, 63,955 are directly owned by AH III-B and 425,509 are directly owned by AH III-Q. AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity III, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	6,040,010**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.06%[1]
12	TYPE OF REPORTING PERSON*	OO

1 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 7 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III, L.P. (“AH Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**

8,204,681 shares, except that AH Equity Partners III (Parallel) L.L.C. (“AH Equity Parallel III”), the general partner of AH Parallel III, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**

8,204,681 shares, except that AH Equity Parallel III, the general partner of AH Parallel III, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	8,204,681**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	2.79%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 8 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-A, L.P. (“AH Parallel III-A”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**

66,715 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**

66,715 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-A, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	66,715**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.02%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 9 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-B, L.P. (“AH Parallel III-B”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**

95,322 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**

95,322 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-B, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	95,322**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.03%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 10 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Parallel Fund III-Q, L.P. (“AH Parallel III-Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**

634,196 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**

634,196 shares, except that AH Equity Parallel III, the general partner of AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	634,196**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	0.22%[1]
12	TYPE OF REPORTING PERSON*	PN

1 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 11 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AH Equity Partners III (Parallel), L.L.C. (“AH Equity Parallel III”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER**

9,000,914 shares, of which 8,204,681 are directly owned by AH Parallel III, 66,715 are directly owned by AH Parallel III-A, 95,322 are directly owned by AH Parallel III-B and 634,196 are directly owned by AH Parallel III-Q. AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to vote these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to vote these shares.

6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER**

9,000,914 shares, of which 8,204,681 are directly owned by AH Parallel III, 66,715 are directly owned by AH Parallel III-A, 95,322 are directly owned by AH Parallel III-B and 634,196 are directly owned by AH Parallel III-Q. AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, may be deemed to have sole power to dispose of these shares, and Andreessen and Horowitz, the managing members of AH Equity Parallel III, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	9,000,914**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	3.06%[1]
12	TYPE OF REPORTING PERSON*	OO

1 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 12 of 18

1	NAME OF REPORTING PERSONS Marc Andreessen (“Andreessen”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER** 0 shares
6	SHARED VOTING POWER

15,040,924 shares, of which 5,505,784 are directly owned by AH III, 44,762 are directly owned by AH III-A, 63,955 are directly owned by AH III-B, 425,509 are directly owned by AH III-Q, 8,204,681 are directly owned by AH Parallel III, 66,715 are directly owned by AH Parallel III-A, 95,322 are directly owned by AH Parallel III-B and 634,196 are directly owned by AH Parallel III-Q. Andreessen is a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and a member of AH Capital, and may be deemed to have shared power to vote these shares.

In addition, Andreessen may be deemed to have shared power to vote 1,529 shares[1] held by the LAMA Community Trust.

	7	SOLE DISPOSITIVE POWER** 0 shares
8	SHARED DISPOSITIVE POWER

15,040,924 shares, of which 5,505,784 are directly owned by AH III, 44,762 are directly owned by AH III-A, 63,955 are directly owned by AH III-B, 425,509 are directly owned by AH III-Q, 8,204,681 are directly owned by AH Parallel III, 66,715 are directly owned by AH Parallel III-A, 95,322 are directly owned by AH Parallel III-B and 634,196 are directly owned by AH Parallel III-Q. Andreessen is a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and a member of AH Capital, and may be deemed to have shared power to dispose of these shares.

In addition, Andreessen may be deemed to have shared power to vote 1,529 shares[1] held by the LAMA Community Trust.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	15,042,453**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.12%[2]
12	TYPE OF REPORTING PERSON*	IN

1 Represents 1,529 shares of Class A Common Stock directly held by the LAMA Community Trust, of which the Reporting Person and his spouse are trustees.

2 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 13 of 18

1	NAME OF REPORTING PERSONS Ben Horowitz (“Horowitz”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER** 3,358 shares[1]
6	SHARED VOTING POWER

15,040,924 shares, of which 5,505,784 are directly owned by AH III, 44,762 are directly owned by AH III-A, 63,955 are directly owned by AH III-B, 425,509 are directly owned by AH III-Q, 8,204,681 are directly owned by AH Parallel III, 66,715 are directly owned by AH Parallel III-A, 95,322 are directly owned by AH Parallel III-B and 634,196 are directly owned by AH Parallel III-Q. Horowitz is a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and a member of AH Capital, and may be deemed to have shared power to vote these shares.

	7	SOLE DISPOSITIVE POWER** 3,358 shares[1]
8	SHARED DISPOSITIVE POWER
		15,040,924 shares, of which 5,505,784 are directly owned by AH III, 44,762 are directly owned by AH III-A, 63,955 are directly owned by AH III-B, 425,509 are directly owned by AH III-Q, 8,204,681 are directly owned by AH Parallel III, 66,715 are directly owned by AH Parallel III-A, 95,322 are directly owned by AH Parallel III-B and 634,196 are directly owned by AH Parallel III-Q. Horowitz is a managing member of AH Equity III, the general partner of AH III, AH III-A, AH III-B and AH III-Q, a managing member of AH Equity Parallel III, the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and a member of AH Capital, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	15,044,282**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.12%[2]
12	TYPE OF REPORTING PERSON*	IN

1 These securities are restricted stock units (RSUs). Each RSU represents a contingent right to receive one share of the Issuer’s Class A Common Stock. RSUs representing 3,358 shares of the Issuer’s Class A Common Stock shall be vested within 60 days of December 31, 2019, subject to the Reporting Person continuing as a service provider.

2 Based on 293,793,151 shares of the Issuer’s Class A Common Stock outstanding as of December 31, 2019, as reported by the Issuer to the Reporting Person, plus 3,358 shares of the Issuer’s Class A Common Stock that a family trust for which the Reporting Person is a trustee holds a contingent right to receive.

**The information with respect to beneficial ownership of the Issuer’s common stock by the Reporting Person is provided as of December 31, 2019.

CUSIP NO. 55087P104	13 G	Page 14 of 18

ITEM 1(A).	NAME OF ISSUER

Lyft, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

185 Berry Street, Suite 5000

San Francisco, California 94107

ITEM 2(A).

NAME OF PERSONS FILING

This Schedule 13G is filed by Andreessen Horowitz Fund III, L.P., a Delaware limited partnership (“AH III”), Andreessen Horowitz Fund III-A, L.P., a Delaware limited partnership (“AH III-A”), Andreessen Horowitz Fund III-B, L.P., a Delaware limited partnership (“AH III-B”), Andreessen Horowitz Fund III-Q, L.P., a Delaware limited partnership (“AH III-Q”), AH Equity Partners III, L.L.C., a Delaware limited liability company (“AH Equity III”), AH Parallel Fund III, L.P., a Delaware limited partnership, AH Parallel Fund III-A, L.P., a Delaware limited partnership, AH Parallel Fund III-B, L.P., a Delaware limited partnership, AH Parallel Fund III-Q, L.P., a Delaware limited partnership, AH Equity Partners III (Parallel), L.L.C., a Delaware limited liability company (“AH Equity Parallel III”), AH Capital Management, L.L.C., a Delaware limited liability company (“AH Capital”), Marc Andreessen (“Andreessen”) and Ben Horowitz (“Horowitz”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

AH Equity III is the general partner of AH III, AH III-A, AH III-B and AH III-Q, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH III, AH III-A, AH III-B and AH III-Q. Andreessen and Horowitz are managing members of AH Equity III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH III, AH III-A, AH III-B and AH III-Q.

AH Equity Parallel III is the general partner of AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q. Andreessen and Horowitz are managing members of AH Equity Parallel III and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AH Parallel III, AH Parallel III-A, AH Parallel III-B and AH Parallel III-Q.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

Andreessen Horowitz

2865 Sand Hill Road

Suite 101

Menlo Park, California 94025

ITEM 2(C)	CITIZENSHIP

See Row 4 of cover page for each Reporting Person.

ITEM 2(D)	TITLE OF CLASS OF SECURITIES Class A Common Stock, $0.0001 par value

ITEM 2(E)	CUSIP NUMBER

55087P104

ITEM 3.	Not Applicable.

CUSIP NO. 55087P104	13 G	Page 15 of 18

ITEM 4.	OWNERSHIP The following information with respect to the ownership of the Class A Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2019.

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS Not applicable.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of AH III, AH III-A, AH III-B, AH III-Q, AH Parallel III, AH Parallel III-A, AH Parallel III-B, AH Parallel III-Q and the limited liability company agreements of AH Equity III, AH Equity Parallel III and AH Capital, the general partner and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or a member, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP. Not applicable.

ITEM 10.	CERTIFICATION. Not applicable.

CUSIP NO. 55087P104	13 G	Page 16 of 18

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2020

Andreessen Horowitz Fund III, L.P.
Andreessen Horowitz Fund III-A, L.P.
Andreessen Horowitz Fund III-B, L.P.
Andreessen Horowitz Fund III-Q, L.P.

By: AH Equity Partners III, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Capital Management, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Ben Horowitz

CUSIP NO. 55087P104	13 G	Page 17 of 18

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page

Exhibit A: Agreement of Joint Filing	18

CUSIP NO. 55087P104	13 G	Page 18 of 18

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Class A Common Stock of Lyft, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 13, 2020

Andreessen Horowitz Fund III, L.P.
Andreessen Horowitz Fund III-A, L.P.
Andreessen Horowitz Fund III-B, L.P.
Andreessen Horowitz Fund III-Q, L.P.

By: AH Equity Partners III, L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Parallel Fund III, L.P.
AH Parallel Fund III-A, L.P.
AH Parallel Fund III-B, L.P.
AH Parallel Fund III-Q, L.P.

By: AH Equity Partners III (Parallel), L.L.C.
Its: General Partner

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Equity Partners III (Parallel), L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

AH Capital Management, L.L.C.

By:	/s/ Scott Kupor
Scott Kupor, Chief Operating Officer

Marc Andreessen

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Marc Andreessen

Ben Horowitz

/s/ Scott Kupor
Scott Kupor, Chief Operating Officer
Attorney-in-fact for Ben Horowitz